                                                                    EXHIBIT 10.9

                                CHURCHS CHICKEN
                              FRANCHISE AGREEMENT



                                    BETWEEN


                             AFC ENTERPRISES, INC.

                                      AND


                      ___________________________________



                                                                Unit No.: ______
                                                           Dev. Agr. No.: ______
                                                            Dated: _____________

                             AFC ENTERPRISES, INC.


                                CHURCHS CHICKEN

                              FRANCHISE AGREEMENT

                               TABLE OF CONTENTS




I.          APPOINTMENT.....................................................   2

II.         TERM............................................................   3

III.        FEES............................................................   5

IV.         ACCOUNTING AND RECORDS..........................................   7

V.          PROPRIETARY MARKS...............................................   9

VI.         OBLIGATIONS OF CORPORATE OR PARTNERSHIP FRANCHISEE..............  11

VII.        CONFIDENTIAL OPERATING STANDARDS MANUAL.........................  12

VIII.       TRAINING........................................................  13

IX.         DUTIES OF THE FRANCHISOR........................................  14

X.          DUTIES OF THE FRANCHISEE........................................  15

XI.         INSURANCE.......................................................  21

XII.        CONFIDENTIAL INFORMATION........................................  23

XIII.       COVENANTS.......................................................  24

XIV.        TRANSFERABILITY OF INTEREST.....................................  26

XV.         TERMINATION.....................................................  30

XVI.        EFFECT OF TERMINATION OR EXPIRATION.............................  33

XVII.       TAXES, PERMITS, AND INDEBTEDNESS................................  35

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XVIII.      INDEPENDENT CONTRACTOR AND INDEMNIFICATION.....................   35

XIX.        APPROVALS AND WAIVERS..........................................   36

XX.         NOTICES........................................................   37

XXI.        SEVERABILITY AND CONSTRUCTION..................................   38

XXII.       ENTIRE AGREEMENT:  SURVIVAL....................................   38

XXIII.      ACKNOWLEDGMENTS................................................   39

XXIV.       APPLICABLE LAW:  VENUE.........................................   40

 XXV.       CORPORATE FRANCHISEE...........................................   41

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

                             AFC ENTERPRISES, INC.

                                CHURCHS CHICKEN

                              FRANCHISE AGREEMENT


     THIS AGREEMENT (the "Agreement") is made this _______ day of _________________, 19___, by and between AFC ENTERPRISES, INC. (F/K/A AMERICA'S FAVORITE CHICKEN COMPANY), a Minnesota corporation, having its principal place of business at Six Concourse Parkway, Suite 1700, Atlanta, Georgia, 30328-5352, U.S.A. ("Franchisor" or "Churchs") and _______________
________________________________________________________________________________
________________________________________________________________________________
[jointly and severally where more than one], ("Franchisee").


                                  WITNESSETH:

     WHEREAS, Franchisor has developed and owns a unique system for opening and operating restaurants specializing in fried chicken and other menu items developed and owned by Franchisor (the "Churchs System" or "System");

     WHEREAS, the distinguishing characteristics of Franchisor's Churchs System include, without limitation, the names "Churchs" and "Churchs Chicken"; specially designed buildings, distinctive interior and exterior layouts, decor, color schemes, and furnishings; confidential food formulae and recipes used in the preparation of food products and, particularly, a unique seasoning and batter formula for preparing Churchs chicken; specialized menus; standards and specifications for equipment, equipment layouts, products, operating procedures, and management programs, all of which may be changed, improved, and further developed by Franchisor from time to time;

     WHEREAS, Franchisor identifies the Churchs System by means of certain trade names, service marks, trademarks, logos, emblems, and other indicia of origin, including, but not limited to, the mark "Churchs" and "Churchs Chicken" and such other trade names, service marks, trademarks and trade dress as are now, or may hereafter, be designated by Franchisor for use in connection with the Churchs System (collectively referred to as the "Proprietary Marks");

     WHEREAS, Franchisor continues to develop, use, and control the use of such Proprietary Marks in order to identify for the public the source of services and products marketed thereunder in the Churchs System and to represent the System's high standards of quality, appearance, and service;

     WHEREAS, Franchisee wishes to be assisted, trained, and licensed by Franchisor as a Churchs franchisee and licensed to use, in connection therewith, the Churchs System;

     WHEREAS, Franchisee understands the importance of the Churchs System and Churchs high and uniform standards of quality, cleanliness, appearance, and service, and the necessity of opening and operating Churchs Restaurants in conformity with the Churchs System;

     NOW, THEREFORE, the parties hereto agree as follows:


I.      APPOINTMENT

     1.01. Franchisor grants to Franchisee a franchise to open and operate a Churchs Chicken restaurant (the "Unit", "Franchised Unit", "Franchised Business" or "Restaurant") at one location only, such location to be described as:

STORE NUMBER:
                 ------------------------------------
ADDRESS:
                 ------------------------------------
                 ------------------------------------
                 ------------------------------------
                 ------------------------------------



upon the terms and conditions herein contained and subject to the terms and conditions contained in the development agreement between Franchisor and Franchisee, dated __________________________, (the "Development Agreement"), which is incorporated herein by reference; and a license to use in connection therewith Franchisor's Proprietary Marks and the Churchs System.

     1.02.  Protected Territory.
            --------------------

               Subject to the terms and conditions of this Agreement and provided Franchisee is not otherwise in default of this Agreement and/or any other Agreement between Franchisor (or any parent, subsidiary or affiliate of Franchisor) and Franchisee (or any parent, subsidiary or affiliate of Franchisee), Franchisor shall not establish, nor franchise another to establish a restaurant under the Churchs System, for the term of this Agreement, within the area described in EXHIBIT "C" of this Agreement (the "Protected Area"), without Franchisee's prior written consent. Notwithstanding the foregoing, Franchisor may, from time to time during the term hereof, reduce or modify the Protected Area to encompass a geographic area immediately surrounding the Franchised Unit which shall include a population (residential and/or daytime business or commercial) of no less than 50,000 people, which modification shall become effective upon Franchisee's receipt of written notice from Franchisor to Franchisee.

               The provisions of Section 1.02 (A) hereof shall not apply with respect to the following types of locations within the Protected Area, at which

                                       2
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               Franchisor retains the right, in its sole discretion, to
               franchise and/or operate Churchs Chicken restaurants, and to distribute by any means Churchs Chicken products:

                    1. Existing Franchised Units and/or Franchised Units for which Franchise Agreements were previously executed
                    2. Transportation facilities (including airports, train stations, bus stations, etc.)
                    3.   Toll roads and major thoroughfares
                    4. Educational facilities (including schools, colleges and universities)
                    5. Institutional feeding facilities (including, but not limited to, airports, hospitals, hotels, and corporate or school cafeterias
                    6.   Government institutions and facilities
                    7.   Enclosed shopping malls
                    8.   Military bases
                    9.   Casinos
                    10.  Amusement and/or theme parks

     1.03. Except as otherwise set forth herein, (a) the franchise granted to Franchisee under this Agreement is non-exclusive, and grants to Franchisee the rights to establish and operate the Franchised Unit at only the specific location set forth hereinabove, (b) no exclusive, protected or other territorial rights in the contiguous area or market of such Franchised Unit or otherwise is hereby granted or to be inferred and (c) Franchisor and/or its affiliates have the right to operate and grant as many other franchises for the operation of Churchs Chicken restaurants, anywhere in the world, as they shall, in their sole discretion, elect.


II.       TERM

     2.01. Except as otherwise provided in this Agreement, the initial term of this Franchise Agreement (the "Term") shall expire on the twentieth (20th) anniversary of the date of commencement of operation of the Franchised Unit.
For all purposes under this Agreement, the date of commencement of operation of the Franchised Unit shall be the date verified in writing by Franchisor and delivered to Franchisee in a form substantially similar to the "Notice" attached hereto as Exhibit "A". Franchisee agrees and shall be obligated to operate the Franchised Unit and perform hereunder for the full Term of this Agreement.

     2.02. Franchisee may, at its option, renew this franchise for one (1) additional period of ten (10) years, provided that, at the time of renewal:

          A. Franchisee gives Franchisor written notice of such election to renew not less than six (6) months nor more than twelve (12) months prior to the end of the initial term;

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

          B. Franchisee executes Franchisor's then-current standard form of franchise agreement, which may include, without limitation, a higher royalty fee and a higher advertising contribution, if any, than that contained in this Agreement; and the term of which shall be the renewal term as specified in Section 2.02. hereof, but shall contain no further renewal rights;

          C. Franchisee executes a general release in a form prescribed by Franchisor of any and all claims against Franchisor and its subsidiaries, and affiliates, and their respective officers, directors, agents, and employees;

          D. Franchisee is not in default of any provision of this Agreement, or any amendment hereof or successor hereto, or any other agreement between Franchisee and Franchisor, or any subsidiary or affiliate of Franchisor, and Franchisee has fully and faithfully performed all of Franchisee's obligations throughout the term of this Agreement;

          E. Franchisee has paid or otherwise satisfied all monetary obligations owed by Franchisee to Franchisor and its subsidiaries and affiliates and any indebtedness of Franchisee which is guaranteed by Franchisor, and Franchisee has timely paid or otherwise satisfied these obligations throughout the term of this Agreement;

          F. Franchisee agrees, at its sole cost and expense, to reimage, renovate, refurbish and modernize the Franchised Unit, within the time frame required by Franchisor, including the building design, parking lot, landscaping, equipment, signs, interior and exterior decor items, fixtures, furnishings, trade dress, color scheme, presentation of trademarks and service marks, supplies and other products and materials to meet Franchisor's then-current standards, specifications and design criteria for Churchs restaurants, as contained in the then-current franchise agreement, Confidential Operating Standards Manual (as defined herein), or otherwise in writing, including, without limitation, such structural changes, remodeling and redecoration and such modifications to existing improvement as may be necessary to do so.

          G. Franchisee shall pay to Franchisor a renewal fee equal to fifty percent (50%) of Franchisor's standard initial franchise fee in effect at the date of renewal.


III.      FEES

     3.01. In consideration of the franchise granted to Franchisee herein, Franchisee shall pay to the Franchisor the following:

          A.   A franchise fee of ________________________ Dollars ($XXX)
               payable upon execution of this Agreement by Franchisee. Such franchise fee shall be fully earned by Franchisor upon execution of this Agreement by Franchisee and is in addition to any development fees paid to Franchisor by Franchisee.

          B. A recurring, non-refundable royalty fee of five percent (5%) of Gross Sales (as defined herein) during the term of this Agreement, payable weekly (or on such other basis as may be set forth in the Confidential Operating Standards Manual (as defined herein) or otherwise agreed to in writing by Franchisor) on the Gross Sales of the preceding week.

     3.02. In addition to the payments provided for in Section 3.01. hereof, Franchisee, recognizing the value of advertising and the importance of the standardization of advertising and promotion to the goodwill and public image of the System, agrees to pay to the Churchs Advertising Fund ("Advertising Fund") a recurring, non-refundable advertising fund contribution ("Advertising Fund Contribution") in an amount to be determined by Franchisor, in its sole discretion, not to exceed four percent (4%) of the Gross Sales for the preceding week (or an Advertising Fund Contribution not to exceed one percent (1%) of such Gross Sales if the Franchised Unit participates in an advertising cooperative pursuant to Section 10.05.) payable weekly (or on such other basis as may be set forth in the Confidential Operating Standards Manual or otherwise agreed to in writing by Franchisor). The Advertising Fund Contribution shall be expended by the Advertising Fund for national, regional, and/or local advertising and promotional materials and market research for the Churchs System, under the following conditions and limitations:

          A. The Advertising Fund, all contributions thereto, and any earnings thereon, shall be used exclusively to pay any and all costs of maintaining, administering, directing, producing and preparing market research, advertising, marketing materials and/or promotional activities for the Churchs System. Franchisee shall pay the Advertising Fund Contribution by separate check made payable to the Advertising Fund. All sums paid by the Franchisee to the Advertising Fund shall be maintained in an account separate from other funds of Franchisor and shall not be used to defray any of Franchisor's expenses except as provided herein, and as Franchisor may incur in activities reasonably related to the administration or direction of the Advertising Fund and advertising and marketing programs for franchisees and the Churchs System. The Advertising Fund and its earnings shall not otherwise inure to the benefit of Franchisor. Franchisor shall maintain a separate bookkeeping account for the Advertising Fund.

          B. The selection of media and locale for media placement shall be at the sole discretion of the Franchisor.

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

          C. All reasonable costs incurred by Franchisor or charged to Franchisor by third parties for market research and the production and dissemination of advertising, marketing and promotional materials may be charged to the Advertising Fund.

          D. Franchisor, upon request, shall provide Franchisee with an annual accounting of receipts and disbursements of the Advertising Fund.

          E. It is anticipated that all contributions to and earnings of the Advertising Fund will be expended for market research, advertising, marketing and/or promotional purposes during the taxable year in which contributions and earnings are received. If, however, excess amounts remain in the Advertising Fund at the end of a taxable year, all expenditures in the following taxable year(s) shall be made first out of accumulated earnings from previous years, next out of earnings in the current year, and finally from contributions.

          F. The Advertising Fund is not, and shall not be, an asset of Franchisor. Although the Advertising Fund is intended to be of perpetual duration, Franchisor maintains the right to terminate the Advertising Fund; provided, however, that the Advertising Fund shall not be terminated until all monies in the Advertising Fund have been expended for the purposes stated herein.

          G. Franchisee understands that such advertising and marketing is intended to maximize the public's awareness of the Franchised Units and the System, and that Franchisor accordingly undertakes no obligation to insure that any individual Franchisee benefits directly or on a pro rata basis from the placement, if any, of such advertising or marketing in its local market. Franchisee further acknowledges that its failure to derive any such benefit, whether directly or indirectly, shall not be cause for Franchisee's nonpayment or reduction of the required contributions to the Advertising Fund.

     3.03. If any monetary obligations owed by Franchisee to Franchisor and its subsidiaries and affiliates are more than seven (7) days overdue, Franchisee shall, in addition to such obligations, pay to Franchisor a sum equal to one and one-half percent (1 1/2%) of the overdue balance per month, or the highest rate permitted by law, whichever is less, from the date said payment is due.

     3.04. For the purposes of this Agreement, the term "Gross Sales" shall mean all revenues generated by Franchisee's business conducted upon, from or with respect to the Franchised Unit, whether such sales are evidenced by cash, check, credit, charge, account, barter or exchange. Gross Sales shall include, without limitation, monies or credit received from the sale of food and merchandise, from tangible property of every kind and nature, promotional or otherwise, and for services performed from or at the Franchised Unit, including without limitation such off-premises services as catering and delivery. Gross Sales shall not include the sale of food or merchandise for which refunds have been made in good faith to customers, the sale of equipment used in the operation of the Franchised Unit, nor shall it include sales, meals, use or excise tax imposed by a governmental authority directly on sales and collected from customers; provided that the amount for such tax is added to the selling price or absorbed therein, and is actually paid by Franchisee to such governmental authority.


IV.       ACCOUNTING AND RECORDS

     4.01. ACCURATE BOOKS AND RECORDS. During the Term of this Agreement, Franchisee shall maintain and preserve, for at least three (3) years from the dates of their preparation, full, complete and accurate books, records and accounts in accordance with generally accepted accounting principles and in the form and the manner prescribed by Franchisor from time-to-time in the Confidential Operating Standards Manual or otherwise in writing. These records shall include, without limitation, cash register sales tape (including non-resettable readings), meals, sales and other tax returns, duplicate deposit slips and other evidence of Gross Sales and all other business transactions.

     4.02. ROYALTY REPORTS. Franchisee shall submit to Franchisor, no later than the date each weekly royalty payment is due during the Term of this Agreement, a report on forms prescribed by Franchisor, accurately reflecting all Gross Sales during the preceding week and such other forms, reports, records, financial statements or information as Franchisor may reasonably require in the Confidential Operating Standards Manual, or otherwise in writing.

     4.03. QUARTERLY STATEMENT. Franchisee shall, at its expense, submit to Franchisor quarterly, within thirty (30) days following the end of each quarter during the Term hereof, an unaudited financial statement with such detail as Franchisor may reasonably require (hereinafter, "Quarterly Statement") together with a certificate executed by Franchisee stating that such financial statement is true and accurate. Upon Franchisor's request, Franchisee shall submit to Franchisor, with each Quarterly Statement, copies of any state or local sales tax returns ("Sales Tax Returns") filed by Franchisee for the period included in the Quarterly Statement. In the event Franchisee prepares financial statements on the basis of thirteen (13), four (4) week periods ("Periods"), the Quarterly Statements shall be submitted within thirty (30) days following the end of the third (3rd), sixth (6th), ninth (9th) and thirteenth (13th) Periods.

     4.04. ANNUAL FINANCIAL STATEMENTS. Franchisee shall, at its expense, submit to Franchisor within ninety (90) days following the end of each calendar or fiscal year during the Term of this Agreement, an unaudited financial statement for the preceding calendar or fiscal year, together with a certificate executed by Franchisee certifying that such financial statement is true and accurate (hereinafter, "Annual Financial Statements") and such other information in such form as Franchisor may reasonably require. Upon written request from Franchisor, the foregoing Annual Financial Statement shall include both a profit and loss statement and a balance sheet, and shall be prepared in accordance with generally accepted accounting principles. In the event Franchisee defaults under this Agreement, Franchisor may require, upon written notice to Franchisee, that all Annual Financial Statements submitted thereafter include a "Review Report" prepared by an independent Certified Public Accountant.

     4.05. OTHER REPORTS. Franchisee shall also submit to Franchisor, for review or auditing, such other forms, financial statements, reports, records, information and data as Franchisor may reasonably designate, in the form and at the times and places reasonably required by Franchisor, upon request and as specified from time-to-time in the Confidential Operating Standards Manual or otherwise in writing. If Franchisee has combined or consolidated financial information relating to the Franchised Unit with that of any other business or businesses, including a business licensed by Franchisor, Franchisee shall simultaneously submit to Franchisor, for review or auditing, the forms, reports, records and financial statements (including, but not limited to the Quarterly Statements and Annual Financial Statements) which contain the detailed financial information relating to the Franchised Unit, separate and apart from the financial information of such other businesses. Franchisee hereby authorizes all of its suppliers and distributors to release to Franchisor, upon Franchisor's request, any and all of its books, records, accounts or other information relating to goods, products and supplies sold to Franchisee and/or the Franchised Unit.

     4.06. EQUIPMENT. Franchisee shall record all sales on cash registers or other point-of-sale equipment approved, in writing, by Franchisor (hereinafter "POS Equipment").

     4.07.  FRANCHISOR'S RIGHT OF AUDIT.   Franchisor or its designated agents
or auditors shall have the right at all reasonable times to audit, review and examine by any means, including electronically through the use of telecommunications devices or otherwise, at its expense, the books, records,
accounts, and tax returns of Franchisee.   If any such audit, review or
examination reveals that Gross Sales have been understated in any report to Franchisor, Franchisee shall immediately pay to Franchisor the royalty fee and Advertising Fund Contribution due with respect to the amount understated upon demand, in addition to interest from the date such amount was due until paid, at the rate of one and one-half percent (1.5%) per month. If any such understatement exceeds two percent (2%) of Gross Sales as set forth in the report, Franchisee shall, in addition, upon demand, reimburse Franchisor for any and all costs and expenses connected with such audit, review or examination (including, without limitation, reasonable accounting and attorneys' fees).
The foregoing remedies shall be in addition to any other rights and remedies Franchisor may have.


V.        PROPRIETARY MARKS

     5.01. It is understood and agreed that the franchise granted herein to use Franchisor's Proprietary Marks applies only to use in connection with the operation of the Franchised Unit franchised in this Agreement at the location designated in Section I hereof, and includes only such Proprietary Marks as are now designated or which may hereafter be designated, in the

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Confidential Operating Standards Manual or otherwise in writing as a part of the
System (which might or might not be all of the Proprietary Marks pertaining to the System owned by the Franchisor), and does not include any other mark, name, or indicia of origin of Franchisor now existing or which may hereafter be adopted or acquired by Franchisor.

     5.02. With respect to Franchisee's use of the Proprietary Marks pursuant to this Agreement, Franchisee acknowledges and agrees that:

          A. Franchisee shall not use the Proprietary Marks as part of Franchisee's corporate or other business name;

          B. Franchisee shall not hold out or otherwise use the Proprietary Marks to perform any activity or incur any obligation or indebtedness in such manner as might, in any way, make Franchisor liable therefor, without Franchisor's prior written consent;

          C. Franchisee shall execute any documents and provide such other assistance deemed necessary by Franchisor or its counsel to obtain protection for the Proprietary Marks or to maintain the continued validity of such Proprietary Marks; and

          D. Franchisor reserves the right to substitute different Proprietary Marks for use in identifying the System and the franchised businesses operating thereunder, and Franchisee agrees to immediately substitute Proprietary Marks upon receipt of written notice from Franchisor.

     5.03. Franchisee expressly acknowledges Franchisor's exclusive right to use the mark Churchs for restaurant services, fried chicken, and other related food products; the building configuration; and the other Proprietary Marks of the System. Franchisee agrees not to represent in any manner that it has any ownership in the Proprietary Marks or the right to use the Proprietary Marks except as provided in this Agreement. Franchisee further agrees that its use of the Proprietary Marks shall not create in its favor any right, title, or interest in or to the Proprietary Marks, and that all of such use shall inure to the benefit of Franchisor.

     5.04. Franchisee acknowledges that the use of the Proprietary Marks outside the scope of this license, without Franchisor's prior written consent, is an infringement of Franchisor's exclusive right to use the Proprietary Marks, and during the term of this Agreement and after the expiration or termination hereof, Franchisee covenants not to, directly or indirectly, commit an act of infringement or contest or aid in contesting the validity or ownership of Franchisor's Proprietary Marks, or take any other action in derogation thereof.

     5.05. Franchisee shall promptly notify Franchisor of any suspected infringement of, or challenge to, the validity of the ownership of, or Franchisor's right to use, the Proprietary Marks licensed hereunder. Franchisee acknowledges that Franchisor has the right to control any administrative proceeding or litigation involving the Proprietary Marks. In the event Franchisor undertakes the defense or prosecution of any litigation relating to the Proprietary Marks, Franchisee agrees to execute any and all documents and to do such acts and things as may, in the opinion of counsel for Franchisor, be necessary to carry out such defense or prosecution. Except to the extent that such litigation is the result of Franchisee's use of the Proprietary Marks in a manner inconsistent with the terms of this Agreement, Franchisor agrees to reimburse Franchisee for its out of pocket costs in doing such acts and things, except that Franchisee shall bear the salary costs of its employees.

     5.06. Franchisee understands and agrees that its license with respect to the Proprietary Marks is non-exclusive to the extent that Franchisor has and retains the right under this Agreement:

          A. To grant other licenses for the Proprietary Marks, in addition to those licenses already granted to existing franchisees;

          B. To develop and establish other franchise systems for the same, similar, or different products or services utilizing proprietary marks not now or hereafter designated as part of the System licensed by this Agreement, and to grant licenses thereto, without providing Franchisee any right therein; and

          C. To develop and establish other systems for the sale, at wholesale or retail, of similar or different products utilizing the same or similar Proprietary Marks, without providing Franchisee any right therein.

     5.07. Franchisee acknowledges and expressly agrees that any and all goodwill associated with the System and identified by the Proprietary Marks used in connection therewith shall inure directly and exclusively to the benefit of Franchisor and is the property of Franchisor, and that upon the expiration or termination of this Agreement or any other agreement, no monetary amount shall be assigned as attributable to any goodwill associated with any of Franchisee's activities in the operation of the Franchised Unit granted herein, or Franchisee's use of the Proprietary Marks.

     5.08. Franchisee understands and acknowledges that each and every detail of the Churchs System is important to Franchisee, Franchisor, and other franchisees in order to develop and maintain high and uniform standards of quality and services, and hence to protect the reputation and goodwill of Churchs restaurants. Accordingly, Franchisee covenants:

          A. To operate and advertise the Franchised Unit, at Franchisee's own expense, under the name "Churchs Chicken," without prefix or suffix;

          B. To adopt and use the Proprietary Marks licensed hereunder solely in the manner prescribed by Franchisor;

          C. To observe such reasonable requirements with respect to trademark registration notices as Franchisor may from time to time direct in the Confidential Operating Standards Manual or otherwise in writing.

     5.09. In order to preserve the validity and integrity of the Proprietary Marks licensed herein and to assure that Franchisee is properly employing the same in the operation of the Franchised Unit, Franchisor or its agents shall at all reasonable times have the right to inspect Franchisee's operations, premises, and Franchised Unit and make periodic evaluations of the services provided and the products sold and used therein. Franchisee shall cooperate with Franchisor's representatives in such inspections and render such assistance to the representatives as may reasonably be requested.


VI.       OBLIGATIONS OF CORPORATE OR PARTNERSHIP FRANCHISEE

     6.01. If Franchisee, or any successor to or assignee of Franchisee, is a corporation, or limited liability company:

          A. Franchisee shall furnish to Franchisor, upon execution or any subsequent transfer of this Agreement, a copy of the Franchisee's Articles of Incorporation, Certificate of Incorporation, Bylaws and a list of shareholders showing the percentage interest of each, and shall thereafter promptly furnish Franchisor with a copy of any and all amendments or modifications thereto;

          B. Franchisee shall promptly furnish Franchisor, on a regular basis, with certified copies of such corporate records material to the Franchised Business as Franchisor may require from time to time in the Confidential Operating Standards Manual or otherwise in writing; and

          C. Franchisee shall maintain stop-transfer instructions against the transfer, on its records, of any securities with voting rights, subject to the restrictions of this Agreement, and each stock certificate of the corporate Franchisee representing each share of stock, shall have conspicuously endorsed upon it the following legend:

                    "THE TRANSFER OF THIS STOCK IS SUBJECT TO THE TERMS AND CONDITIONS OF A CHURCHS CHICKEN FRANCHISE AGREEMENT WITH AFC ENTERPRISES, INC. DATED ___________. REFERENCE IS MADE TO THE PROVISIONS OF SAID FRANCHISE AGREEMENT AND TO THE ARTICLES AND BY-LAWS OF THIS CORPORATION."

     6.02. If the Franchisee, or any successor to or assignee of Franchisee, is a partnership, limited partnership or limited liability partnership, Franchisee shall furnish to Franchisor, upon execution or any subsequent transfer of this Agreement, a copy of Franchisee's Articles of Partnership, if any, and Partnership Agreement, and shall thereafter promptly furnish Franchisor with a copy of any and all amendments or modifications thereto.


VII.      CONFIDENTIAL OPERATING STANDARDS MANUAL.

     7.01. In order to protect the reputation and goodwill of Franchisor and the Churchs System and to maintain uniform standards of operation under Franchisor's Proprietary Marks, Franchisee shall conduct the Franchised Business in accordance with Franchisor's Confidential Operating Standards Manual (hereinafter, together with any other manuals created or approved for use in the operation of the Franchised Business granted herein, and all amendments and updates thereto, the "Manual").

     7.02. Franchisee shall at all times treat the Manual, and the information contained therein, as confidential, and shall use all reasonable efforts to keep such information secret and confidential. Franchisee shall not, at any time, without Franchisor's prior written consent, copy, duplicate, record, or otherwise make the Manual available to any unauthorized person or entity.

     7.03. The Manual shall at all times remain the sole property of Franchisor.

     7.04. In order for Franchisee to benefit from new knowledge information, methods and technology adopted and used by Franchisor in the operation of the System, Franchisor may from time-to-time revise the Manual and Franchisee agrees to adhere to and abide by all such revisions.

     7.05. Franchisee agrees at all times to keep its copy of the Manual current and up-to-date, and in the event of any dispute as to the contents of Franchisee's Manual, the terms of the master copy of the Manual maintained by Franchisor at Franchisor's home office, shall be controlling.

     7.06. The Manual is intended to further the purposes of this Agreement, and is specifically incorporated, by reference, into this Agreement. Except as otherwise set forth in this Agreement, in the event of a conflict between the terms of this Agreement and the terms of the Manual, the terms of this Agreement shall control.


VIII.     TRAINING

     8.01. Franchisee, a partner of Franchisee if Franchisee is a partnership, or a principal shareholder of Franchisee if Franchisee is a corporation, must complete, to Franchisor's satisfaction, the Churchs New Franchisee Orientation Program ("NFOP") prior to opening the first franchised Churchs Chicken unit operated by Franchisee. NFOP shall consist of one (1) sixteen

(16) hour week of workshops and seminars including CD-ROM instruction conducted at a training facility designated by Franchisor.

     8.02. In addition to completing the NFOP, Franchisee (or a partner or principal shareholder of Franchisee), and up to four (4) designated management employees of Franchisee, must attend and complete, to Franchisor's satisfaction, the Churchs Management In Training program ("MIT"), prior to opening the Franchised Unit. The exact number of Franchisee's management employees required to attend and complete MIT shall be determined by Franchisor in its sole discretion, but in no event shall the number be less than two (2). MIT shall consist of up to five (5) weeks of in-store restaurant operations training at a facility designated by Franchisor (a "Certified Training Facility") and certain self-directed study programs. A management employee of Franchisee that successfully completes MIT, shall be certified by Franchisor as an "MIT Certified Manager".

     8.03. Franchisee shall maintain the number of MIT Certified Managers designated by the Franchisor in the employ of the Franchised Unit throughout the term of this Agreement, which in no event shall be less than two (2). In the event that Franchisee or any MIT Certified Manager ceases active employment at the Franchised Unit, Franchisee must enroll a qualified replacement in the MIT program within thirty (30) days of cessation of such individual's employment. The replacement employee shall attend and complete the next regularly scheduled MIT program to Franchisor's satisfaction.

     8.04. The cost of conducting the NFOP and MIT programs (instruction and required materials) shall be borne by Franchisor. All other expenses during NFOP and MIT, including meals and lodging, wages and travel, shall be borne by Franchisee.

     8.05. Franchisor may make available to Franchisee or Franchisee's employees, from time to time, such additional training programs as Franchisor, in its sole discretion, may choose to conduct. Attendance at said training programs may be mandatory. The cost of conducting such additional training programs (instruction and required materials) shall be borne by Franchisor. All other expenses during the training period, including meals and lodging, wages and travel, shall be borne by the Franchisee.


IX.       DUTIES OF THE FRANCHISOR

     9.01. Franchisor will make available to Franchisee such continuing advisory assistance in the operation of the Franchised Business, in person or by electronic or written bulletins made available from time to time, as Franchisor may deem appropriate.

     9.02. Franchisor, in its sole discretion, may provide opening assistance to Franchisee at the Franchised Unit.

     9.03. Franchisor will make available to Franchisee standard plans and specifications to be utilized only in the construction of the Franchised Unit. No modification to or deviations from the standard plans and specifications may be made without the written consent of Franchisor. Franchisee shall obtain, at its expense, further qualified architectural and engineering services to prepare surveys, site and foundation plans, and to adapt the standard plans and specifications to applicable local or state laws, regulations or ordinances. Franchisee shall bear the cost of preparing plans containing deviations or modifications from the standard plans.

     9.04. Franchisor will loan one (1) copy of the Manual to Franchisee for the duration of this Agreement, which the Manual contains the standards, specifications, procedures and techniques of the Churchs System.

     9.05. Franchisor will continue its efforts to maintain high and uniform standards of quality, cleanliness, appearance and service at all Churchs restaurants, to protect and enhance the reputation of the Churchs System and the demand for the products and services of the System. Franchisor will establish uniform criteria for approving suppliers; make every reasonable effort to disseminate its standards and specifications to prospective suppliers of the Franchisee upon the written request of the Franchisee, provided that Franchisor may elect not to make available to prospective suppliers the standards and specifications for such food formulae or equipment designs deemed by Franchisor in its sole discretion to be confidential; and may conduct periodic inspections of the premises and evaluations of the products used and sold at the Franchised Unit and in all other Churchs restaurants.

     9.06.  Franchisor will provide training to Franchisee as set forth in
Article VIII hereof.



X.        DUTIES OF THE FRANCHISEE

     Franchisee understands and acknowledges that every detail of the System is important to Franchisor, Franchisee and other franchisees in order to develop and maintain high and uniform operating standards, to increase the demand for Churchs products and services, and to protect the reputation and goodwill of Franchisor. Accordingly, Franchisee agrees that:

     10.01. Franchisee shall maintain, at all times during the term of this Agreement, at Franchisee's expense, the premises of the Franchised Unit and all fixtures, furnishings, signs, systems and equipment (hereinafter "improvements") thereon or therein, in conformity with Franchisor's high standards and public image and to make such additions, alterations, repairs, and replacements thereto (but no others, without Franchisor's prior written consent) as may be required by Franchisor, including but not limited to the following:

          A. To keep the Franchised Unit in the highest degree of sanitation and repair, including, without limitation, such periodic repainting, repairs or replacement of impaired equipment, and replacement of obsolete signs, as Franchisor may reasonably direct;

          B. To meet and maintain the highest governmental standards and ratings applicable to the operation of the Franchised Business;

          C. At its sole cost and expense, to complete a full reimaging, renovation, refurbishment and modernization of the Franchised Unit, within the time frame required by Franchisor, but no more often than once every seven (7) years, including the building design, parking lot, landscaping, equipment, signs, interior and exterior decor items, fixtures, furnishings, trade dress, color scheme, presentation of trademarks and service marks, supplies and other products and materials, to meet Franchisor's then-current standards, specifications and design criteria for Churchs restaurants, including without limitation, such structural changes, remodeling and redecoration and such modifications to existing improvements as may be necessary to do so (hereinafter, a "Franchised Unit Renovation"). Franchisee shall not be required to perform a Franchised Unit Renovation if there are less than five (5) years remaining on the term of this Agreement. Nothing herein shall be deemed to limit Franchisee's other obligations, during the term of this Agreement, to operate the Franchised Unit in accordance with Franchisor's standards and specifications for the Churchs System, including, but not limited to, the obligations set forth in this Section X.

     10.02. Franchisee shall operate the Franchised Unit in conformity with such uniform methods, standards, and specifications as Franchisor may from time to time prescribe in the Manual or otherwise in writing, to insure that the highest degree of quality, service and cleanliness is uniformly maintained and to refrain from any deviation therefrom and from otherwise operating in any manner which reflects adversely on Franchisor's name and goodwill or on the Proprietary Marks, and in connection therewith:

          A. To maintain in sufficient supply, and use at all times, only such ingredients, products, materials, supplies, and paper goods as conform to Franchisor's standards and specifications, and to refrain from deviating therefrom by using non-conforming items, without Franchisor's prior written consent;

          B. To sell or offer for sale only such products and menu items that have been expressly approved for sale in writing by Franchisor, meet Franchisor's uniform standards of quality and quantity and as have been prepared in accordance with Franchisor's methods and techniques for product preparation; to sell or offer for sale the minimum menu items specified in the Manual or otherwise in writing; to refrain from any deviation from Franchisor's standards and specifications for serving or selling the menu items, without Franchisor's prior written consent; upon thirty
               (30) days written notice from Franchisor, to sell or offer for sale only such beverages produced by Franchisor's Designated Beverage Supplier (as defined in Section 10.03 below); and to discontinue selling or offering for sale such items as Franchisor may, in its discretion, disapprove in writing at any time;

          C. To use the premises of the Franchised Unit solely for the purpose of conducting the business franchised hereunder, and to conduct no other business or activity thereon, whether for profit or otherwise, without Franchisor's prior written consent;

          D. To keep the Franchised Unit open and in normal operation during such business hours as Franchisor may prescribe in the Manual or otherwise in writing;

          E. To permit Franchisor or its agents, at any time during ordinary business hours, to remove from the Franchised Unit samples of any ingredients, products, materials, supplies, and paper goods used in the operation of the Franchised Unit, without payment therefor, in amounts reasonably necessary for testing by Franchisor or an independent laboratory, to determine whether such samples meet Franchisor's then-current standards and specifications. In addition to any other remedies it may have under this Agreement, Franchisor may require Franchisee to bear the cost of such testing if any such ingredient, products, materials, supplier or paper goods have been obtained from a supplier not approved by Franchisor, or if the sample fails to conform to Franchisor's specifications;

          F. To purchase, install and construct, at Franchisee's expense, all improvements furnishings, signs and equipment specified in the approved standard plans and specifications, and such other furnishings, signs or equipment as Franchisor may reasonably direct from time to time in the Manual or otherwise in writing; and to refrain from installing or permitting to be installed on or about the premises of the Franchised Unit, without Franchisor's written consent, any improvements, furnishings, signs or equipment not first approved in writing as meeting Franchisor's standards and specifications;

          G. To comply with all applicable federal, state and local laws, regulations and ordinances pertaining to the operation of the Franchised Business; and

          H. Franchisee shall grant Franchisor and its agents the right to enter upon the premises of the Franchised Unit at any time during ordinary business hours for the purpose of conducting inspections; cooperate with Franchisor's representatives in such inspections by rendering such assistance as they may reasonably request; and, upon notice from Franchisor or its agents, and without limiting Franchisor's other rights under this Agreement, take such steps as may be necessary immediately to correct the deficiencies detected during any such inspection, including, without limitation, immediately desisting from the further use of any equipment, promotional materials, products, or supplies that do not conform with Franchisor's then-current specifications, standards, or requirements.

     10.03. Franchisee shall (i) purchase all ingredients, products, materials, supplies, and other items required in the operation of the Franchised Business which are or incorporate trade-secrets of Franchisor, as designated by Franchisor ("Trade-Secret Products") only from Franchisor or suppliers designated by Franchisor; and (ii) upon thirty (30) days prior written notice that Franchisor has designated an exclusive beverage supplier for any or all beverage products sold within the Churchs System ("Designated Beverage Products"), Franchisee shall purchase all such Designated Beverage Products only from Franchisor's designated beverage supplier ("Designated Beverage Supplier").

     10.04. Franchisee shall purchase all ingredients, products, materials, supplies, paper goods, and other items required for the operation of the Franchised Business, except Trade-Secret Products and Designated Beverage Products, solely from suppliers who demonstrate, to the continuing reasonable satisfaction of Franchisor, the ability to meet Franchisor's reasonable standards and specifications for such items; who possess adequate quality controls and capacity to supply Franchisee's needs promptly and reliably; and who have been approved in writing by Franchisor and such approval has not thereafter been revoked. If Franchisee desires to purchase any such items from an unapproved supplier, Franchisee shall submit to Franchisor a written request for approval, or shall request the supplier itself to seek approval. Franchisor shall have the right to require, as a condition of its approval, that its representatives be permitted to inspect the supplier's facilities, and that samples from the supplier be delivered, at Franchisor's option, either to Franchisor or to an independent laboratory designated by Franchisor for testing prior to granting approval. A charge not to exceed Franchisor's reasonable cost of inspection and the actual cost of testing shall be paid by the supplier or Franchisee. Franchisor reserves the right, at its option, to reinspect the facilities and products of any such approved supplier from time to time and to revoke its approval upon failure of such supplier to continue to meet any of the foregoing criteria.

     10.05. Franchisor shall have the right, in its sole discretion, to establish an advertising cooperative ("Cooperative") in any dominant market area ("DMA"). In addition, a Cooperative for the DMA in which the Franchised Unit is located may be established upon the favorable vote of the owners of all Churchs restaurants (including non-franchised restaurants) within the same DMA. Each owner will be entitled to cast one (1) vote for each restaurant owned and operated by that owner within such DMA. If 80% of all votes entitled to be cast vote in favor of establishing a Cooperative, then such Cooperative shall be formed.

          A. Once a Cooperative is established in the DMA in which the Franchised Unit is located, Franchisee shall become a member of such Cooperative upon commencement of operation of the Franchised Unit if the Cooperative is in existence at that time, or no later than thirty (30) days after the date on which the Cooperative commences operation. In no event shall Franchisee be required to be a member of more than one Cooperative with respect to the Franchised Unit.

          B. If a Cooperative has been established, Franchisee shall contribute an amount, to be determined by the Cooperative, which when added to the amount required by Franchisor to be contributed to the Advertising Fund, shall not be less than four percent (4%) of its weekly Gross Sales.

          C. Each Cooperative shall be organized and governed in a form and manner, and shall commence operations on a date, approved in advance by Franchisor in writing.

               (1) Each Cooperative shall be organized for the exclusive purpose of administering regional advertising programs and developing, subject to Franchisor's approval, standardized promotional materials for use by its members in local advertising.

               (2) No advertising or promotional plans or materials may be used by a Cooperative or furnished to its members without the prior approval of the Franchisor, pursuant to the procedures and terms set forth in Section 10.07 hereof.

               (3) Franchisee shall pay its required contribution to the Cooperative weekly on Gross Sales for the preceding week, together with such statements or reports as may be required by Franchisor, or by the Cooperative with the Franchisor's prior written approval.

          D. Franchisor, in its sole discretion, may grant an exemption to any franchisee for any length of time from the requirement of membership in a Cooperative, and/or from the obligation to contribute thereto (including a reduction, deferral or waiver of such contribution), upon written request of such franchisee stating reasons supporting such exemption. Franchisor's decision concerning such request for exemption shall be final. If an exemption is granted to a franchisee, such franchisee shall be required to expend on local advertising, on a monthly basis, the same amount as would otherwise be assessed by the Cooperative, as set forth in Section 10.05.B hereof.

     10.06. All local advertising by Franchisee shall be in such media, and of such type and format as Franchisor may approve; shall be conducted in a dignified manner; and shall conform to such standards and requirements as Franchisor may specify. Franchisee shall not use any advertising or promotional plans or materials unless and until Franchisee has received written approval from Franchisor, pursuant to the procedures and terms set forth in Section 10.07 hereof.

     10.07. All advertising and promotional plans proposed to be used by Franchisee or the Cooperative, where applicable, except such plans and materials that have been previously approved by Franchisor shall be submitted to Franchisor for Franchisor's written approval (except with respect to prices to be charged) prior to any use thereof. Franchisor shall use its best efforts to complete its review of Franchisee's proposed advertising and promotional plans within fifteen (15) days after Franchisor receives such plans. If written approval is not received by Franchisee or the Cooperative from Franchisor within fifteen (15) days after receipt by Franchisor of such plans, Franchisor shall be deemed to have disapproved such plans.

     10.08. Franchisee shall, at Franchisor's request, require all of its supervisory employees, as a condition of their employment, to execute an agreement prohibiting them, during the term of their employment or thereafter, from communicating, divulging, or using for the benefit of any person, persons, partnership, association, corporation or other entity any confidential information, trade secrets, knowledge, or know-how concerning the Churchs System or methods of operation of the Franchised Unit which may be acquired as a result of their employment with Franchisee or other franchisees. A duplicate original of each such agreement shall be provided by Franchisee to Franchisor immediately upon execution.

     10.09. If Franchisee operates more than one (1) Franchised Unit, Franchisee shall have a supervisor, which may be Franchisee, to supervise and coordinate the operation of the Franchised Units (hereinafter, a "Supervisor"). In addition to the foregoing, Franchisee shall employ an additional Supervisor upon the opening of Franchisee's ninth (9th) Franchised Unit and upon the opening of each successive eighth (8th) Franchised Unit thereafter. Each Supervisor shall attend and successfully complete the MIT program set forth in
Section 8.02 hereof prior to assuming any supervisory responsibilities and shall meet such other standards as Franchisor may reasonably impose. No Supervisor may have supervisory responsibilities for more than eight (8) Franchised Units.

     10.10. If at any time the Franchised Unit is proposed to be operated by an entity or individual other than the Franchisee, Franchisor reserves the right to review and approve the operating entity or individual and to require and approve an operating agreement prior to such party's assumption of operations. Franchisor may, in its sole discretion, reject either the operating entity, the individual operator or the operating agreement. If approved by Franchisor, the operating entity and/or individual shall agree in writing to comply with all of Franchisee's obligations under the Franchise Agreement as though such party were the franchisee designated therein, on such form as may be designated by Franchisor. The operation of the Franchised Unit by any party other than Franchisee, without Franchisor's prior written consent, shall be deemed a material default of this Agreement for which Franchisee may terminate this Agreement pursuant to the provisions of Section 15.02 hereof.

     10.11. Franchisee shall, prior to opening the Franchised Unit, become a member of the Churchs Operators Purchasing Association (hereinafter "COPA"), or any successor thereto, shall remain a member in good standing of COPA throughout the term of this Agreement, and shall pay all reasonable membership fees assessed by COPA.

     10.12 Franchisee shall, within thirty (30) days from receipt of written notice from Franchisor, purchase and install computer hardware and software equipment at the Franchised Unit and/or at Franchisee's principal business office, which computer hardware shall include telecommunications devices, and which software may be a single program or set of programs, all of which must be obtained in accordance with the Franchisor's standards and specifications (the "Required Computer Equipment"). The Required Computer Equipment shall permit 24 hour per day electronic communications between Franchisor and Franchisee including access to the internet and Franchisor's intranet,"AFC On-Line" or any successor thereto. Franchisee shall only be required to purchase and install the Required Computer Equipment at one, central location, which shall satisfy the conditions of this section 10.02 (or its equivalent) for all Franchised Units operated by Franchisee.

     10.13. Franchisee shall comply with all other requirements set forth in this Agreement.


XI.       INSURANCE

     11.01. INSURANCE PROGRAM. Franchisee shall procure, prior to commencement of construction of the Franchised Unit, and shall maintain in full force and effect during the Term of this Agreement at Franchisee's expense, an insurance policy or policies protecting Franchisee and Franchisor, and their officers, directors, agents and employees, against any loss, liability, or expense whatsoever from personal injury, death or property damage or casualty, including, fire, lightning, theft, vandalism, malicious mischief, and other perils normally included in an extended coverage endorsement arising from, occurring upon or in connection with the construction, operation or occupancy of the Franchised Unit, as Franchisor may reasonably require for its own and Franchisee's protection.

     11.02. INSURANCE REQUIREMENTS. Such policy or policies shall be written by an insurance company satisfactory to Franchisor, and shall include, at a minimum the following coverage:

          A.   Workers' Compensation Insurance, with statutory limits as
               -------------------------------
               required by the laws and regulations applicable to the employees of Franchisee who are engaged in the performance of their duties relating to the Franchised Unit, including any pre-opening training programs, as well as such other insurance as may be required by statute or regulation of the state in which the Franchised Unit is located.

          B.   Employer's Liability Insurance, for employee bodily injuries and
               ------------------------------
               deaths, with a limit of $500,000 each accident.

          C.   Comprehensive or Commercial General Liability Insurance, covering
               -------------------------------------------------------
               claims for bodily injury, death and property damage, including Premises and Operations, Independent Contractors, Products and Completed Operations, Personal Injury, Contractual, and Broadform Property Damage liability coverages, with limits as follows:

               Occurrence/Aggregate Limit of $1,000,000 for bodily injury, death and property damage each occurrence and $2,000,000 for general aggregate
               OR
               Split liability limits of:

               $1,000,000            for bodily injury per person
               $1,000,000            for bodily injury per occurrence
               $  500,000            for property damage

          D.   Comprehensive Automobile Liability Insurance, if applicable,
               --------------------------------------------
               covering owned, non-owned and hired vehicles, with limits as follows:

               Combined Single Limit of $500,000 for bodily injury, death and property damage per occurrence
               OR
               Split liability limits of:

               $500,000             for bodily injury per person
               $500,000             for bodily injury per occurrence
               $250,000             for property damage

          E.   All Risk Property Insurance, on a replacement cost basis, with
               ---------------------------
               limits as appropriate, covering the real property of Franchisee and any real property which the Franchisee may be obligated to insure by contract. Such real property may including building, machinery, equipment, furniture, fixtures and inventory.

     11.03. All such policies of insurance shall provide that the same shall not be cancelled, modified or changed without first giving thirty (30) days prior written notice thereof to Franchisor. No such cancellation, modification or change shall affect Franchisee's obligation to maintain the insurance coverages required by this Agreement. Except for Workers' Compensation Insurance, Franchisor shall be named as an Additional Insured on all such required policies. All liability insurance policies shall be written on an "occurrence" policy form. Franchisee shall be responsible for payment of any and all deductibles from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by Franchisee pursuant to this Agreement shall be primary coverage regardless of whether or not Franchisor has similar coverage. Franchisee shall not satisfy the requirements of this Article XI unless and until certificates of such insurance, including renewals thereof, have been delivered to and approved by Franchisor. Franchisee shall not self-insure any of the insurance coverages required by this Agreement, or non-subscribe to any State's applicable workmen's compensation laws without the prior written consent of Franchisor. The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies. Franchisor shall have the right, at any time during the term of this Agreement to increase the minimum limits of insurance coverage or otherwise modify the insurance requirements of this Agreement upon written notice in the Manual or as otherwise prescribed by Franchisor in writing. If Franchisee shall fail to comply with any of the insurance requirements herein, upon written notice to Franchisee by Franchisor, Franchisor may, without any obligation to do so, procure such insurance and Franchisee shall pay Franchisor, upon demand, the cost thereof plus interest at the maximum rate permitted by law, and a reasonable administrative fee designated by Franchisor.

     11.04. NO LIMITATION ON COVERAGE. Franchisee's obligation to obtain and maintain the foregoing policy or policies of insurance in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Franchisor, nor shall Franchisee's performance of that obligation relieve it of liability under the indemnity provisions set forth in Section XVIII of this Agreement.

     11.05. ISSUANCE OF INSURANCE. Franchisee must obtain the insurance required by this Agreement no later than fifteen (15) days before the date on which any construction is commenced. The Franchised Unit shall not be opened for business prior to Franchisor's receipt of satisfactory evidence that all insurance required by this Agreement is in effect. Upon obtaining such insurance, and on each policy renewal date thereafter, Franchisee shall promptly submit evidence of satisfactory insurance and proof of payment therefor to Franchisor, together with, upon request, copies of all policies and policy amendments. The evidence of insurance shall include a statement by the insurer that the policy or policies will not be canceled or materially altered without at least thirty (30) days prior written notice to Franchisor.


XII.      CONFIDENTIAL INFORMATION

     12.01. Franchisee shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, corporation or other entity, any confidential information, knowledge or know-how concerning the construction and methods of operation of the Franchised Business which may be communicated to Franchisee, or of which Franchisee may be apprised, by virtue of Franchisee's operation under the terms of this Agreement. Franchisee shall divulge such confidential information only to such employees of Franchisee as must have access to it in order to exercise the franchise rights granted hereunder and to establish and operate the Franchised Unit pursuant hereto and as Franchisee may be required by law, provided Franchisee shall give Franchisor prior written notice of any such required disclosure immediately upon receipt of notice by Franchisee in order for Franchisor to have the opportunity to seek a protective order or take such other actions as it deems appropriate under the circumstances.

     12.02. Any and all information, knowledge, and know-how, including, without limitation, drawings, materials, equipment, recipes, prepared mixtures or blends of spices or other food products, and other data, which Franchisor designates as confidential, and any information, knowledge, or know-how which may be derived by analysis thereof, shall be deemed confidential for purposes of this Agreement, except information which Franchisee can demonstrate came to Franchisee's attention prior to disclosure thereof by Franchisor; or which, at the time of disclosure thereof by Franchisor to Franchisee, had become a part of the public domain, through publication or communication by others; or which, after disclosure to Franchisee by Franchisor, becomes a part of the public domain, through publication or communication by others.


XIII.     COVENANTS

     13.01. Franchisee covenants that, during the term of the Agreement, except as otherwise approved in writing by Franchisor, Franchisee or, alternatively, one designated management employee if that employee assumes primary responsibility for the operation of the Franchised Unit, shall devote full time, energy and best efforts to the management and operation of the Franchised Business.

     13.02. Franchisee acknowledges that, pursuant to this Agreement, Franchisee will receive valuable specialized training and confidential information, including without limitation, information regarding the operational, sales, promotional, and marketing methods, procedures and techniques of Franchisor and the System.

     Franchisee covenants that, during the term of this Agreement, Franchisee (who, unless otherwise specified, shall include, for purposes of this Section XIII, collectively and individually, all officers, directors and holders of a beneficial interest of five percent (5%) or more of the securities with voting rights of Franchisee and of any corporation, directly or indirectly controlling Franchisee, if Franchisee is a corporation, and the general partner and any limited partners, including any corporation, and the officers, directors and holders of a beneficial interest of five percent (5%) or more of securities with voting rights of a corporation which controls, directly or indirectly, any general or limited partner, if Franchisee is a partnership) shall not, either directly or indirectly, for itself or on behalf of, or in conjunction with, any person, persons, partnership, association or corporation or other entity:

          A. Divert or attempt to divert any business or customer of the business franchised hereunder to any competitor by direct or indirect inducements or otherwise, or to do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Franchisor's Proprietary Marks and the System;

          B. Employ or seek to employ any person who is, at that time, employed by Franchisor or by any other Churchs franchisee, or otherwise, directly or indirectly, induce such person to leave his or her employment therewith; or

          C. Own, maintain, operate, engage in, or have any interest in any fast food (either takeout, on premises consumption, or a combination thereof) restaurant that specializes in the sale of chicken ("Chicken Restaurant"); provided, however, that the term "Chicken Restaurant" shall not apply to any business operated by Franchisee under a franchise agreement with Franchisor or an affiliate of Franchisor.

     13.03. Franchisee covenants that Franchisee shall not, regardless of the cause for termination, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation or other entity:

          A. For a period of two (2) years following the termination or expiration of this Agreement, own, maintain, engage in, or have any interest in any Chicken Restaurant which is located within a radius of ten (10) miles of the location specified in Section I hereof, or the location of any other Churchs Chicken restaurant under the System, whether owned by Franchisor or any other Churchs franchisee, which is in existence as of the date of expiration or termination of this Agreement; or

          B. For a period of one (1) year following the termination or expiration of this Agreement, employ or seek to employ any person who is, at the time, employed by Franchisor or by any other Churchs franchisee, or otherwise, directly or indirectly, induce such person to leave his or her employment therewith.

     13.04. At Franchisor's request, Franchisee shall require and obtain execution of covenants similar to those set forth in this Section XIII (including covenants applicable upon the termination of a person's relationship with Franchisee) in a form satisfactory to Franchisor, including, without limitation, specific identification of Franchisor as a third party beneficiary of such covenants with the independent right to enforce them, from any or all of the following persons:

          A. All managers and assistant managers of the Franchised Unit, and any other personnel employed by Franchisee who have received or will receive training from Franchisor;

          B. All officers, directors, and holders of a direct or indirect beneficial ownership interest of five percent (5%) or more in Franchisee.

     The failure of Franchisee to obtain execution of a covenant required by this Section 13.04 shall constitute a material breach of this Agreement. A duplicate original of each such covenant shall be provided by Franchisee to Franchisor immediately upon execution.

     13.05. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section XIII, is held unreasonable or unenforceable by a court or agency having jurisdiction in a final decision, Franchisee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant was separately stated in and made a part of this Section XIII.

          A.   RIGHT TO REDUCE COVENANTS.  Franchisee understands and
               -------------------------
               acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 13.02. and 13.03. of this Agreement, or any portion thereof, without Franchisee's consent, effective immediately upon receipt by Franchisee of written notice thereof, and Franchisee agrees that it shall comply with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section XXII hereof.

          B.   INJUNCTIVE RELIEF.  The parties acknowledge that it will be
               -----------------
               difficult to ascertain with any degree of certainty the amount of damages resulting from a breach by Franchisee of any of the covenants contained in this Section XIII. It is further agreed and acknowledged that any violation by Franchisee of any of said covenants will cause irreparable harm to Franchisor.
               Accordingly, Franchisee agrees that upon proof of the existence of a violation of any of said covenants, Franchisor will be entitled to injunctive relief against Franchisee in any court of competent jurisdiction having authority to grant such relief, together with all costs and reasonable attorney's fees incurred by Franchisor in bringing such action.


XIV.      TRANSFERABILITY OF INTEREST

     14.01.  Transfer by Franchisor.  This Agreement shall inure to the benefit
             ----------------------
of the successors and assigns of Franchisor. Franchisor shall have the right to transfer or assign its interest in this Agreement to any person, persons, partnership, association, corporation, or other entity. If Franchisor's assignee assumes all the obligations of Franchisor hereunder and sends Franchisee written notice of the assignment so attesting, Franchisee agrees promptly to execute a general release of Franchisor, and any affiliates of Franchisor, from claims or liabilities of Franchisor under this Agreement.

     14.02.  Transfer by Franchisee.  Franchisee understands and acknowledges
             ----------------------
that the rights and duties set forth in this Agreement are personal to Franchisee, and that Franchisor has granted this Agreement in reliance on Franchisee's business skill and financial capacity. Accordingly, neither (i) Franchisee, nor (ii) any immediate or remote successor to Franchisee, nor (iii) any individual, partnership, corporation or other legal entity which directly or indirectly owns any interest in the Franchisee or in this Franchise Agreement, shall sell, assign, transfer, convey, donate, pledge, mortgage, or otherwise encumber any direct or indirect interest in this Agreement or in any legal entity which owns the Franchised Business without the prior written consent of Franchisor. Acceptance by Franchisor of any royalty fee, advertising fee or any other amount accruing hereunder from any third party, including, but not limited to any proposed transferee, shall not constitute Franchisor's approval of such party as a transferee or the transfer of this Franchise Agreement to such party. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Franchisor, shall be null and void, and shall constitute a material breach of this Agreement, for which Franchisor may then terminate without opportunity to cure pursuant to Section 15.02.E. of this Agreement.

     14.03.  Conditions for Consent.  Franchisor shall not unreasonably withhold
             ----------------------
its consent to any transfer referred to in Section 14.02., when requested; provided, however, that prior to the time of transfer;

          A. All of Franchisee's accrued monetary obligations to Franchisor and its subsidiaries and affiliates shall have been satisfied;

          B. Franchisee shall have agreed to remain obligated under the covenants contained in Section XIII hereof as if this Agreement had been terminated on the date of the transfer;

          C. The transferee must be of good moral character and reputation, in the reasonable judgment of the Franchisor;

          D. The Franchisor shall have determined, to its satisfaction, that the transferee's qualifications meet the Franchisor's then current criteria for new franchisees;

          E. Franchisee and transferee shall execute a written assignment, in a form satisfactory to Franchisor, pursuant to which the transferee shall assume all of the obligations of Franchisee under this Agreement and Franchisee shall unconditionally release any and all claims Franchisee might have against Franchisor as of the date of the assignment;

          F. The transferee shall execute the then-current form of Franchise Agreement and such other then-current ancillary agreements as Franchisor may reasonably require. The then-current form of Franchise Agreement may have significantly different provisions including, without limitation, a higher royalty fee and advertising contribution than that contained in this Agreement. The then-current form of Franchise Agreement will expire on the expiration date of this Agreement and will contain the same renewal rights, if any, as are available to Franchisee herein;

          G. The transferee shall agree at its sole cost and expense, to (i) complete a Franchised Unit Renovation, within the time frame required by Franchisor, unless a Franchised Unit Renovation was completed within seven (7) years prior to the date of the transfer and (ii) perform such other scope of work as may be determined by Franchisor.

          H. The transferee and such other individuals as may be designated by Franchisor in the Manual or otherwise in writing, must have successfully completed the training course then in effect for new franchisees. If the Franchised Unit is the transferee's first Churchs restaurant, the transferee shall pay to Franchisor the then-standard Training Fee;

          I. If the transferee is a partnership, the partnership agreement shall provide that further assignments or transfers of any interest in the partnership are subject to all restrictions imposed upon assignments and transfers in this Agreement;

          J. Franchisee shall, at Franchisor's option and request, execute a written guarantee of the transferee's obligations under the Agreement, which guarantee shall not exceed a period of three (3) years from the date of transfer.

          K. The Franchisee shall pay to Franchisor a transfer fee of Five Thousand Dollars ($5,000), to cover Franchisor's administrative expenses in connection with the transfer; however no additional franchise fee shall be charged by Franchisor for a transfer. If the transferee is (i) a corporation formed by Franchisee for the convenience of ownership and in which the Franchisee is the sole shareholder, or (ii) an existing Franchisee under this Agreement, no transfer fee shall be required.

     14.04.  Grant of Security Interest.  Franchisee shall grant no security
             --------------------------
interest in this Agreement, the Franchised Business, or in any of its assets unless the secured party agrees that, in the event of any default by Franchisee under any documents related to the security interest (i) Franchisor shall be provided with notice of default and given a reasonable time within which to cure said default, (ii) Franchisor shall have the right and option to be substituted as obligor to the secured party and to cure any default of Franchisee or to purchase the rights of the secured party upon payment of all sums then due to such secured party, except such amounts which may have become due as a result of any acceleration of the payment dates based upon the Franchisee's default, and
(iii) the secured party shall agree to such other requirements as Franchisor, in its sole discretion, deems reasonable and necessary to protect the integrity of the Proprietary Marks and the Churchs System.

     14.05.  Transfer on Death or Mental Incapacity.  Upon the death or mental
             --------------------------------------
incapacity of any person with an interest in this Agreement, the Franchised Business or Franchisee, the executor, administrator, or personal representative of such person shall transfer his interest to a third party approved by Franchisor within 12 months after such death or mental incapacity. Such transfer, including, without limitation, transfer by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. However,
                                               ----- -----
in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions in this Section XIV, the personal representative of the deceased Franchisee shall have a reasonable time, but in no event more than eighteen (18) months from Franchisee's death, to dispose of the deceased's interest in this Agreement and the business conducted pursuant hereto, which disposition shall be subject to all the terms and conditions for assignments and transfers contained in this Agreement. If the interest is not disposed of within twelve (12) or eighteen (18) months, whichever is applicable, Franchisor may terminate this Agreement.

     14.06.  Right of First Refusal.  Any party holding an interest in this
             ----------------------
Agreement, the Franchised Business or in Franchisee, and who desires to accept a bona fide offer from a third party to purchase such interest, shall notify
---- ----
Franchisor in writing of such offer within ten (10) days of receipt of such offer, and shall provide such information and documentation relating to the offer as Franchisor may require. Franchisor shall have the right and option, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the seller that Franchisor intends to purchase the seller's interest on the same terms and conditions offered by the third party. In the event that Franchisor elects to purchase the seller's interest, closing on such purchase must occur within sixty (60) days from the date of notice to the seller of the election to purchase by Franchisor. Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same rights of first refusal by Franchisor as in the case of an initial offer. Failure of Franchisor to exercise the option afforded by this Section
14.06. shall not constitute a waiver of any other provisions of this Agreement, including all of the requirements of this Section XIV, with respect to a proposed transfer.

     In the event the consideration, terms, and/or conditions offered by a third party are such that Franchisor may not reasonably be required to furnish the same consideration, terms, and/or conditions, then Franchisor may purchase the interest in this Agreement, Franchisee, or the Franchised Business proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time as to the reasonable equivalent in cash of the consideration, terms, and/or conditions offered by the third party, an independent appraiser shall be designated by Franchisor, and his determination shall be binding upon the parties.

     14.07.  Offerings by Franchisee.  Securities or partnership interests in
             -----------------------
Franchisee may be offered to the public, by private offering or otherwise, only with the prior written consent of Franchisor, which consent shall not be unreasonably withheld. All materials required for such offering by federal or state law shall be submitted to Franchisor for review prior to their being filed with any governmental agency; and any materials to be used in any exempt offering shall be submitted to Franchisor for review prior to their use. No offering of such securities shall imply (by use of the Proprietary Marks or otherwise) that Franchisor is participating in the underwriting, issuance, or offering of securities by Franchisee; and Franchisor's review of any offering shall be limited solely to the subject of the relationship between Franchisee and Franchisor. Franchisee and the other participants in the offering shall fully indemnify Franchisor in connection with the offering. For each proposed offering, Franchisee shall pay to Franchisor a non-refundable fee of Five Thousand Dollars ($5,000), or such greater amount as is necessary to reimburse Franchisor for its reasonable costs and expenses associated with reviewing the proposed offering, including, without limitation, legal and accounting fees. Franchisee shall give Franchisor written notice at least sixty (60) days prior to the date of commencement any offering or other transaction covered by this Section 14.07.


XV.       TERMINATION

     15.01. Franchisee shall be deemed to be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to Franchisee, if Franchisee shall become insolvent or make a general assignment for the benefit of creditors; if a petition in bankruptcy is filed by Franchisee or such a petition is filed against Franchisee and not opposed by Franchisee; or if Franchisee is adjudicated bankrupt or insolvent; or if a receiver or other custodian (permanent or temporary) of Franchisee's assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or if proceedings for a composition with creditors under the applicable law of any jurisdiction should be instituted by or against Franchisee; or if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless a supersedeas bond is filed); or if Franchisee is dissolved; or if execution is levied against Franchisee's property or business; or if suit to foreclose any lien or mortgage against the premises or equipment of any Franchised Unit developed hereunder is instituted against the Franchisee and not dismissed within thirty (30) days; or if the real or personal property of any Restaurant developed hereunder shall be sold after levy thereon by any sheriff, marshal, or constable.

     15.02. Franchisee shall be deemed to be in default and Franchisor may, at its option, terminate this Agreement and all rights granted hereunder without affording Franchisee any opportunity to cure the default upon the occurrence of any of the following events:

          A. If Franchisee fails to complete construction of the Franchised Unit and opens for business within one hundred eighty (180) days of execution of this Agreement. Franchisor may, in its sole discretion, extend this period to address unforeseen construction delays, not within the control of Franchisee.

          B. If Franchisee at any time ceases to operate the Franchised Unit or otherwise abandons the Franchised Unit, or loses the right to possession of the premises of the Franchised Unit, or otherwise forfeits the right to do or transact business in the jurisdiction where the Franchised Unit is located; provided, however, that if, through no fault of Franchisee, the premises are damaged or destroyed by an event not within the control of

               Franchisee such that repairs or reconstruction cannot be completed within one hundred eighty (180) days thereafter, then Franchisee shall have thirty (30) days after such event in which to apply for Franchisor's approval to relocate and/or reconstruct the premises, which approval shall not be unreasonably withheld, but may be conditioned upon the payment of an agreed minimum royalty to Franchisor during the period in which the Franchised Unit is not in operation;

          C. If Franchisee is convicted of or pleads guilty to a felony, a crime involving moral turpitude, or any other crime or offense that Franchisor believes is reasonably likely to have an adverse effect on the System, the Proprietary Marks, the goodwill associated therewith, or Franchisor's interest therein;

          D. If a threat or danger to public health or safety results from the construction, maintenance, or operation of the Franchised Unit;

          E. If Franchisee, or any partner or shareholder of Franchisee purports to transfer any rights or obligations under this Agreement or any interest in Franchisee to any third party without Franchisor's prior written consent, contrary to the terms of Section XIV hereof;

          F.   If Franchisee fails to comply with the in-term covenants in
               Section 13.02. hereof or fails to obtain execution of the covenants required under Sections 10.08. or 13.04.. hereof;

          G. If, contrary to the terms of Section VII hereof, Franchisee discloses or divulges the contents of the Manual or any other confidential information provided to Franchisee by Franchisor;

          H.   If an approved transfer is not effected as required by Section
               14.05 hereof, following Franchisee's death or mental incapacity;

          I. If Franchisee knowingly maintains false books or records, or submits any false reports to Franchisor;

          J. If Franchisee or any individual, group, association, limited or general partnership, corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with Franchisee; or which directly or indirectly owns, controls, or holds power to vote ten percent (10%) or more of the outstanding voting securities of Franchisee; or which has in common with Franchisee one or more partners, officers, directors, trustees, branch managers, or other persons occupying similar status or performing similar functions ("Affiliate") commits any act of default under any other Franchise Agreement, Development Agreement

               (except for failure to meet the development schedule thereunder), asset purchase agreement, promissory note or any other agreement entered into by Franchisee or an Affiliate of Franchisee, and Franchisor, or any parent, subsidiary, affiliate, predecessor or successor to Franchisor;

          K.   If Franchisee, after or during a default pursuant to Section
               15.03. hereof, commits the same default again, whether or not such default is cured after notice; or

          L. If Franchisee defaults more than once in any twelve (12) month period under Section 15.03. hereof for failure to substantially comply with any of the requirements imposed by this Agreement, whether or not cured after notice.

          M. If Franchisee refuses to permit Franchisor or its agents to enter upon the premises of the Franchised Unit to conduct any periodic inspection as set forth in Sections 5.09. and 10.02.H hereof.

          N. If Franchisee uses any of Franchisor's Proprietary Marks in any unauthorized manner or is otherwise in default of the provisions of Section V hereof.

     15.03. Except as provided in Sections 15.01 and 15.02 of this Agreement, upon any default by Franchisee which is susceptible of being cured, Franchisor may terminate this Agreement only by giving written Notice of Termination stating the nature of such default to Franchisee at least ten (10) days prior to the effective date of termination if the default is for failure to pay royalties, Advertising Fund contributions (including Cooperative contributions, if any are due and/or any other financial obligations owed to Franchisor by Franchisee), and thirty (30) days, prior to the effective date of termination for any other default, provided, however, that Franchisee may avoid termination by curing such default to Franchisor's satisfaction within the ten (10) day or thirty (30) day period, as applicable. If any such default is not cured within the specified time, this Agreement shall terminate without further notice to Franchisee effective immediately upon the expiration of the ten (10) day or thirty (30) day period, as applicable, or such longer period as applicable law may require. Notwithstanding anything to the contrary set forth in this Agreement, Franchisee hereby acknowledges that any agreement between Franchisee and Franchisor relating to past due amounts accruing hereunder, (an "Arrearage Agreement"), including, but not limited to any promissory note, payment plan or amendment to this agreement shall be deemed to be a material part of this agreement and shall be incorporated herein by reference. A default under any Arrearage Agreement shall be deemed a material default of this Franchise Agreement, regardless of the reason Franchisee fails to pay the amount which is the subject of such Arrearage Agreement.

     15.04. Franchisee shall indemnify and hold Franchisor harmless for all costs, expenses and any losses incurred by Franchisor in enforcing the provisions hereof, or in upholding the propriety of any action or determination by Franchisor pursuant to this Agreement, or in defending any claims made by Franchisee against Franchisor, or arising in any manner from Franchisee's breach of or failure to perform any covenant or obligation hereunder, including, without limitation, reasonable litigation expenses and attorney's fees incurred by Franchisor in connection with any threatened or pending litigation relating to any part of this Agreement, unless Franchisee shall be found, after due legal proceedings, to have complied with all of the terms, provisions, conditions and covenants hereof.


XVI.      EFFECT OF TERMINATION OR EXPIRATION

     16.01. Upon termination or expiration of this Agreement, all rights granted herein shall forthwith terminate, and:

          A. Franchisee shall immediately cease to operate the Franchised Unit as a Churchs restaurant, and shall not thereafter, directly or indirectly, represent to the public that the restaurant is a Churchs restaurant;

          B. Franchisee shall immediately and permanently cease to use, by advertising or in any manner whatsoever, any menus, recipes, confidential food for formulae, equipment, methods, procedures, and the techniques associated with the System, Franchisor's Proprietary Marks, and Franchisor's other trade names, trademarks and service marks associated with the Churchs System. In particular, and without limitation, Franchisee shall cease to use all signs, furniture, fixtures, equipment, advertising materials, stationery, forms, packaging, containers and any other articles which display the Proprietary Marks;

          C. Franchisee agrees, in the event Franchisee continues to operate or subsequently begins to operate restaurants or other businesses, not to use any reproduction, counterfeit, copy, or colorable imitation of the Proprietary Marks in conjunction with such other business which is likely to cause confusion or mistake or to deceive, and further agrees not to utilize any trade dress, designation of origin, description, or representation which falsely suggests or represents an association or connection with Franchisor;

          D. Franchisee agrees, upon termination or expiration of this Agreement or upon cessation of the Franchised Business at the location specified in Section I hereof for any reason, whether or not Franchisee continues to operate any business at such location, and whether or not Franchisee owns or leases the location, to make such modifications or alterations to the Franchised Unit premises immediately upon termination or expiration of this Agreement or cessation of operation of the Franchised Business as may be necessary to prevent the operation of any businesses thereon by Franchisee or others in derogation of this Section XVI, and shall make such specified additional changes thereto as Franchisor may reasonably request for that purpose. The modifications and alterations required by this Section XVI shall include, but are not limited to, removal of all trade dress, proprietary marks and other indicia of the Churchs System;

          E. Franchisee shall immediately pay all sums owing to Franchisor and its subsidiaries and affiliates. In the event of termination for any default by Franchisee, such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of the default; and

          F. Franchisee shall immediately turn over to Franchisor the Manual, all other manuals, records, files, instructions, correspondence and any and all other materials relating to the operation of the Franchised Business in Franchisee's possession and all copies thereof (all of which are acknowledged to be Franchisor's property) and shall retain no copy or record of any of the foregoing, with the exception of Franchisee's copy of this Agreement, any correspondence between the parties, and any other documents which Franchisee reasonably needs for compliance with any provision of law.

     16.02. Franchisor shall have the right (but not the duty) to be exercised by notice of intent to do so within thirty (30) days after termination or expiration of this Agreement, to purchase any and all improvements, equipment, advertising and promotional materials, ingredients, products, materials, supplies, paper goods and any items bearing Franchisor's Proprietary Marks at current fair market value. If the parties cannot agree on a fair market value within a reasonable time, an independent appraiser shall be designated by Franchisor, and his determination of fair market value shall be binding. If Franchisor elects to exercise any option to purchase herein provided, it shall have the right to set-off all amounts due from Franchisee under this Agreement and the cost of the appraisal, if any, against any payment therefor.

     16.03. In the event the premises are leased to Franchisee, Franchisee shall, upon termination of this Agreement and upon request by Franchisor, immediately assign, set over and transfer unto Franchisor, at Franchisor's sole option and discretion, said lease and the premises, including improvements. Any such lease entered into by Franchisee shall contain a clause specifying the landlord's consent to assign such lease to Franchisor or its assignee in the event this Agreement is terminated.

     16.04. Franchisee shall pay to Franchisor all damages, costs, and expenses, including reasonable attorneys' fees, incurred by Franchisor in seeking recovery of damages caused by any action of Franchisee in violation of, or in obtaining injunctive relief for the enforcement of any portion of this Section XVI. Further, Franchisee acknowledges and agrees that any failure to comply with the provisions of this Section XVI, shall result in irreparable injury to Franchisor.

     16.05. All provisions of this Agreement which, by their terms or intent, are designed to survive the expiration or termination of this Agreement, shall so survive the expiration and/or termination of this Agreement.

     16.06. Franchisee shall comply with the covenants contained in Section XIII of this Agreement.

     16.07. Franchisee shall execute such documents as Franchisor may reasonably require to effectuate termination of the franchise and Franchisee's rights to use the trademarks and systems of Franchisor.


XVII.     TAXES, PERMITS, AND INDEBTEDNESS

     17.01. Franchisee shall promptly pay when due all taxes, accounts and other indebtedness of every kind incurred by Franchisee in the conduct of the Franchised Business under this Agreement.

     17.02. Franchisee, in the conduct of the Franchised Business, shall comply with all applicable laws and regulations, and shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the businesses operated under this Agreement, including, without limitation, licenses to do business, trade name registrations, sales tax permits and fire clearances.


XVIII.  INDEPENDENT CONTRACTOR AND INDEMNIFICATION

     18.01. This Agreement does not constitute Franchisee an agent, legal representative, joint venturer, partner, employee or servant of Franchisor for any purpose whatsoever. It is understood and agreed that Franchisee shall be an independent contractor and is in no way authorized to make any contract, agreement, warranty, or representation on behalf of Franchisor. The parties further agree that this Agreement does not create any fiduciary relationship between them.

     18.02. During the term of this Agreement and any extensions hereof, Franchisee agrees to take such action as Franchisor deems reasonably necessary for Franchisee to inform and hold itself out to the public as an independent contractor operating the Franchised Business pursuant to a franchise from Franchisor, including, without limitation, exhibiting a notice of that fact at the Franchised Business in form and substance satisfactory to Franchisor.

     18.03 Franchisee agrees to defend, indemnify and hold harmless Franchisor, its parent, subsidiaries and affiliates, and their respective officers, directors, employees, agents, successors and assigns from all claims, demands, losses, damages, liabilities, cost and expenses (including attorney's fees and expense of litigation) resulting from, or alleged to have resulted from, or in connection with Franchisee's operation of the Franchised Business, including, but not limited to, any claim or actions based on or arising out of any injuries, including death to persons or damages to or destruction of property, sustained or alleged to have been sustained in connection with or to have arisen out of or incidental to the Franchised Business and/or the performance of this contract by Franchisee, its agents, employees, and/or its subcontractors, their agents and employees, or anyone for whose acts they may be liable, regardless of whether or not such claim, demand, damage, loss, liability, cost or expense is caused in whole or in part by the negligence of Franchisor, Franchisor's representative, or the employees, agents, invitees, or licensees thereof.

     18.04 Franchisor shall advise Franchisee in the event Franchisor receives notice that a claim has been or may be filed with respect to a matter covered by this Agreement, and Franchisee shall immediately assume the defense thereof at Franchisee's sole cost and expense. In any event, Franchisor will have the right, through counsel of its choice, to control any matter to the extent it could directly or indirectly affect Franchisor and/or its parent, subsidiaries or affiliates or their officers, directors, employees, agents, successors or assigns. If Franchisee fails to assume such defense, Franchisor may defend, settle, and litigate such action in the manner it deems appropriate and Franchisee shall, immediately upon demand, pay to Franchisor all costs (including attorney's fees and cost of litigation) incurred by Franchisor in affecting such defense, in addition to any sum which Franchisor may pay by reason of any settlement or judgment against Franchisor.

     18.05 Franchisor's right to indemnity hereunder shall exist notwithstanding that joint or several liability may be imposed upon Franchisor by statute, ordinance, regulation or judicial decision.

     18.06 Franchisee agrees to pay Franchisor all expenses including attorney's fees and court costs, incurred by Franchisor, its parent, subsidiaries, affiliates, and their successors and assigns to remedy any defaults of or enforce any rights under this Agreement, effect termination of this Agreement or collect any amounts due under this Agreement.


XIX.      APPROVALS AND WAIVERS

     19.01. Whenever this Agreement requires the prior approval of Franchisor, Franchisee shall make a timely written request to Franchisor therefor, and such approval or consent shall be in writing.

     19.02. Franchisor makes no warranties or guarantees upon which Franchisee may rely, and assumes no liability or obligation to Franchisee or any third party to which Franchisor would not otherwise be subject, by providing any waiver, approval, advice, consent, or suggestions to Franchisee in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

     19.03. No failure of Franchisor to exercise any power reserved to it in this Agreement, or to insist upon compliance by Franchisee with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Franchisor's right to demand exact compliance with the terms of this Agreement. Waiver by Franchisor of any particular default shall not affect or impair Franchisor's right in respect to any subsequent default of the same or of a different nature, nor shall any delay, forbearance, or omission of Franchisor to exercise any power or rights arising out of any breach or default by Franchisee of any of the terms, provisions, or covenants of this Agreement, affect or impair Franchisor's rights, nor shall such constitute a waiver by Franchisor of any rights, hereunder or right to declare any subsequent breach or default. Subsequent acceptance by Franchisor of any payments due to it shall not be deemed to be a waiver by Franchisor of any preceding breach by Franchisee of any terms, covenants, or conditions of this Agreement.


XX.       NOTICES

     Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered , sent by registered mail, or by other means which will provide evidence of the date received to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Franchisor:          Franchise Department
                                AFC ENTERPRISES, INC.
                                Six  Concourse Pkwy., Suite 1700
                                Atlanta, Georgia  30328-5352

                                cc:  Legal Department

Notices to Franchisee:          ____________________________
                                ____________________________
                                ____________________________
                                [ATTN:]  ___________________

     All written notices and reports permitted or required to be delivered by the provisions of this Agreement shall be addressed to the party to be notified at its most current principal business address of which the notifying party has been notified and shall be deemed so delivered (i) at the time delivered by hand; (ii) one (1) business day after sending by telegraph, facsimile or comparable electronic system; or (iii) if sent by registered or certified mail or by other means which affords the sender evidence of delivery, on the date and time of receipt or attempted delivery if delivery has been refused or rendered impossible by the party being notified.


XXI.      SEVERABILITY AND CONSTRUCTION

     21.01. Except as expressly provided to the contrary herein, each section, paragraph, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect to bind the parties hereto; and said invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be part of this Agreement.

     21.02. Except as has been expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Franchisee, Franchisor, Franchisor's officer, directors, and employees, and Franchisee's permitted and Franchisor's respective successors and assigns, any rights or remedies under or by reason of this Agreement.

     21.03. All captions in the Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

     21.04. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable, and all acknowledgements, promises, covenants, agreements and obligations herein made or undertaken by Franchisee shall be deemed jointly and severally undertaken by all the parties hereto on behalf of Franchisee.

     21.05. This Agreement may be executed in counterparts, and each copy so executed shall be deemed an original.


XXII.     ENTIRE AGREEMENT:  SURVIVAL

     22.01. This Agreement, the documents referred to herein, the Development Agreement, if any, and the exhibits hereto, constitute the entire, full and complete agreement between Franchisor and Franchisee concerning the subject matter hereof and supersede any and all prior agreements. Except for those permitted to be made unilaterally by Franchisor hereunder, no amendment, change, modification or variance of this Agreement shall be binding on either party unless in writing and executed by Franchisor and Franchisee. Representations by either party, whether oral, in writing, electronic or otherwise, that are not set forth in this Agreement shall not be binding upon the party alleged to have made such representations and shall be of no force or effect.

               I have read this Section 22.01 and agree that I have not been induced by and am not relying upon any representation not contained in this Agreement.

               _________________________________,  Franchisee


     22.02. Notwithstanding anything herein to the contrary, upon the termination of this Agreement for any reason whatsoever (including the execution of a subsequent Franchise Agreement pursuant to the provisions of Sections 2.02.B and 14.03.F), or upon the expiration of the Term hereof, any provisions of this Agreement which, by their nature, extend beyond the expiration or termination of this Agreement, shall survive termination or expiration and be fully binding and enforceable as though such termination or expiration had not occurred.



XXIII.  ACKNOWLEDGMENTS

               23.01. Franchisee acknowledges that Franchisee has conducted an independent investigation of the Churchs franchise and recognized that the business venture contemplated by this Agreement involves business risks and Franchisee's success will be largely dependent upon the ability of the Franchisee as an independent business entity.

          FRANCHISOR EXPRESSLY DISCLAIMS THE MAKING OF, AND FRANCHISEE
______ ACKNOWLEDGES THAT FRANCHISEE HAS NOT RECEIVED, ANY WARRANTY OR
GUARANTY, EXPRESSED OR IMPLIED, AS TO THE POTENTIAL VOLUME, PROFITS Franchise
OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.  must initial

               23.02.  FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS RECEIVED A
             COMPLETED COPY OF THIS AGREEMENT, THE EXHIBITS HERETO, IF ANY, AND
             THE AGREEMENTS RELATING THERETO, IF ANY, AT LEAST FIVE (5) BUSINESS
             DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED.
             FRANCHISEE
_____        FURTHER ACKNOWLEDGES THAT FRANCHISEE HAS RECEIVED THE DISCLOSURE
Franchisee   DOCUMENT REQUIRED BY THE TRADE REGULATION RULE OF THE FEDERAL TRADE

must initial COMMISSION ENTITLED "DISCLOSURE REQUIREMENTS AND PROHIBITIONS
             CONCERNING FRANCHISING AND BUSINESS OPPORTUNITY VENTURES" AT LEAST TEN (10) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED.

               23.03. FRANCHISEE ACKNOWLEDGES THAT FRANCHISEE HAS READ AND UNDERSTOOD THIS AGREEMENT, THE EXHIBITS HERETO, IF ANY, AND AGREEMENTS RELATING THERETO, IF ANY, AND THAT FRANCHISOR HAS

___________  ACCORDED FRANCHISEE AMPLE TIME AND OPPORTUNITY AND HAS ENCOURAGED
Franchisee   FRANCHISEE TO CONSULT WITH ADVISORS OF FRANCHISEE'S OWN CHOOSING
must initial      ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS
                  AGREEMENT.

                  23.04.  FRANCHISEE RECOGNIZES AND UNDERSTANDS THAT IT MAY
             INCUR OTHER EXPENSES AND/OR OBLIGATIONS AS PART OF THE INITIAL
             INVESTMENT IN THE FRANCHISED BUSINESS WHICH THE TERMS OF THIS
             AGREEMENT MAY NOT
_____        ADDRESS, AND WHICH INCLUDE WITHOUT LIMITATION: OPENING ADVERTISING,
Franchisee   EQUIPMENT, FIXTURES, OTHER FIXED ASSETS, CONSTRUCTION, LEASEHOLD
must initial      IMPROVEMENTS AND DECORATING COSTS AS WELL AS WORKING CAPITAL
                  NECESSARY TO COMMENCE OPERATIONS.


XXIV.  APPLICABLE LAW:  VENUE

     24.01. APPLICABLE LAW. This Agreement takes effect upon its acceptance and execution by Franchisor and shall be interpreted and construed under the laws of the State of Georgia which laws shall prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of Georgia choice of law or conflict of law rules) except to the extent governed by the U. S. Trademark Act of 1946, 15 U.S.C. (S) 1051, et seq.
                                                                        -- ---
(the "Lanham Act") as amended; provided, however, that if the covenants in
Article XIII of this Agreement would not be enforceable under the laws of Georgia, and the Franchised Unit is located outside of Georgia, then such covenants shall be interpreted and construed under the laws of the state in which the Franchised Unit is located. Nothing in this Section XXV is intended by the parties to subject this Agreement to any franchise or similar law, rule, or regulation of the State of Georgia to which this Agreement would not otherwise be subject.

     24.02. The parties agree that any action brought by Franchisee against Franchisor in any court, whether federal or state, shall be brought within such state and in the judicial district in which Franchisor has its principal place of business. Any action brought by Franchisor against Franchisee in any court, whether federal or state, may be brought within the state and in the judicial district in which Franchisor has its principal place of business. Franchisee hereby consents to personal jurisdiction and venue in the state and judicial district in which Franchisor has its principal place of business.

     24.03. No right or remedy herein conferred upon or reserved to Franchisor is exclusive of any other right or remedy herein, or by law or equity provided or permitted; but each shall be cumulative of any other right or remedy provided in this Agreement

     24.04. Nothing herein contained shall bar Franchisor's right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

     24.05. Any and all claims and actions arising out of or relating to this Agreement (including, but not limited to, the offer and sale of this franchise), the relationship of Franchisee and Franchisor, or Franchisee's operation of the Franchised Unit, brought by Franchisee shall be commenced within eighteen (18) months from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred.

     24.06. Franchisor and Franchisee hereby waive to the fullest extent permitted by law any right to or claim of any consequential, punitive, or exemplary damages against the other, and agree that in the event of a dispute between them each shall be limited to the recovery of any actual damages sustained by it.


XXV.      CORPORATE FRANCHISEE

     In the event the Franchisee named herein is a corporation at the time of execution of this Agreement, it is warranted, covenanted and represented to Franchisor that:

     25.01. All of the issued and outstanding stock of Franchisee is owned, legally and beneficially, by the person or persons listed on Exhibit "B"
                                                   ---------------------
attached hereto.
---------------

     25.02. The above-named person or persons has (have) individually, and jointly and severally, executed this Agreement, and such person, or one of such persons, is and shall be the chief executive officer of the Franchisee corporation, holding such corporate office or offices as may be necessary to maintain and exercise the actual power and authority actively to direct the affairs of the Franchisee.

     25.03. Franchisee is validly incorporated and duly existing under the laws of the State of ________________________, is duly qualified to conduct business therein, and has its principal place of business at
________________________________________________________________________________
_______. Franchisee shall promptly notify Franchisor in writing of any change thereto during the term of this Agreement.



                {SIGNATURE PAGE TO FRANCHISE AGREEMENT FOLLOWS}

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, sealed, and delivered this Agreement in triplicate on the day and year first above-written.



WITNESS:                      FRANCHISOR:
                              AFC ENTERPRISES, INC.


__________________________    BY:  __________________________________

__________________________



WITNESS:                      FRANCHISEE:



__________________________    BY:  __________________________________

__________________________



                    {SIGNATURE PAGE TO FRANCHISE AGREEMENT}

                                  EXHIBIT "A"
                                  -----------

                                CHURCHS CHICKEN
                              FRANCHISE AGREEMENT

                          NOTICE OF COMMENCEMENT DATE
                          ---------------------------


Name of Franchisee: _____________________________________________________

Franchise Agreement Dated: _______________________________________________

Franchise Premises Address: _______________________________________________

_______________________________________________________________________

_______________________________________________________________________

Store Number: ___________________________________________________________



     NOTICE is hereby given to the abovementioned Franchisee pursuant to Section
2.01 of the Franchise Agreement that the Term of the abovementioned Franchise Agreement commenced on ________________, 19___, and that the Term shall expire on ________________, _____, unless the Franchise Agreement is terminated earlier, pursuant to its terms and conditions.



                              AFC ENTERPRISES, INC.


                              BY:  __________________________________
                              TITLE:  ________________________________
                              DATE OF NOTICE:  ________________________

                                  EXHIBIT "B"
                                  -----------

                           SHAREHOLDERS OF FRANCHISEE
                           --------------------------

                          (For Corporate Franchisees)


 Name of                  Number of       % Ownership
Shareholders               Shares        of Franchisee       Title
------------               ------        -------------       -----

                                  EXHIBIT "C"
                                  -----------

                                 PROTECTED AREA
                                 --------------

                                       44